Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-232528, 333-255981, 333-264837, 333-270281, 333-277638, and 333-279214) on Form S-8 of our reports dated February 26, 2026, with respect to the financial statements of The RealReal, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

San Francisco, California
February 26, 2026